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                                 AMENDMENT NO. 1

                                       TO

                         COMMON STOCK PURCHASE AGREEMENT





                           DATED AS OF AUGUST 18, 2000

                                     BETWEEN

                               RESOURCEPHOENIX.COM

                                       AND

                                  TORNEAUX LTD.


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                  AMENDMENT NO. 1, dated as of August 18, 2000 (this
"Amendment"), between ReSourcePhoenix.com, a Delaware corporation (the "Company") and Torneaux Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser"), to the Common Stock Purchase Agreement ( the "Purchase Agreement"), dated as of June 6, 2000 between the Company and the Purchaser.

                              W I T N E S S E T H :
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                  WHEREAS, the Purchase Agreement provides for the issuance and sale by the Company to the Purchaser of shares of the Company's common stock, par value $0.001 (the "Common Stock"), pursuant to certain Draw Downs (as defined therein) as provided therein; and

                  WHEREAS, the parties now wish to amend the Purchase Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

         Section 1.  Amendments to the Purchase Agreement.

                  1.1. Section 3.2 of the Purchase Agreement is hereby amended by adding the following Section 3.2(i):

                           "Ten Percent Limitation.  On each Settlement Date,

the number of Shares then to be purchased by the Purchaser shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially or deemed beneficially owned by the Purchaser, would result in the Purchaser owning more than 9.9% of all of such Common Stock as would be outstanding on such Settlement Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 3.2(i), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Settlement Date than on the date upon which the Draw Down Notice associated with such Settlement Date is given, the amount of Common Stock outstanding on such Settlement Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 9.9% of the Common Stock following such Settlement Date."

                  1.2. Section 5.3(g) of the Purchase Agreement is hereby amended by deleting the section in its entirety and substituting, in lieu thereof, the following:

                           "(g)     Material Adverse Effect.  No Material
Adverse Effect  shall have occurred."

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                  1.3.     Section 5.3(h) of the Purchase Agreement is hereby
amended by deleting the section in its entirety and substituting, in lieu thereof, the following:

                           "(h)     Intentionally Omitted."

                  1.4. Section 8.2 of the Purchase Agreement is hereby amended by deleting the section in its entirety and substituting, in lieu thereof, the following:

                           "Section 8.2. Other Termination. The Purchaser may
                  terminate this Agreement upon one (1) day's notice if (i) an event resulting in a Material Adverse Effect has occurred,
                  (ii) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Investment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act pursuant to Section 4.10 herein, or (iii) the Company shall at any time fail to comply with the requirements of Sections 4.2, 4.3 or 4.4 hereof. This Agreement shall terminate immediately upon the occurrence of (i) an Other Financing without the Purchaser's prior written consent, (ii) a Material Change in Ownership or (iii) the Purchaser shall fail to comply with Section 3.2(i); provided, however, that if a Terminating Event occurs during a Draw Down Pricing Period, this Agreement shall terminate on the final Settlement Date for such Draw Down Pricing Period."

         Section 2.        Miscellaneous.

                  2.1. Limited Effect. Except as expressly amended and modified by this Amendment, all of the provisions and covenants of the Purchase Agreement are and shall continue to remain in full force and effect in accordance with the terms thereof.

                  2.2. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  2.3. Governing law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.


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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

                                       RESOURCEPHOENIX.COM

                                       By:/s/ Gus Constantin
                                           Name:Gus Constantin
                                           Title:Chief Executive Officer



                                       TORNEAUX LTD.


                                       By:/s/ Anna Marie Lowe
                                           Name:Anna Marie Lowe
                                           Title:Director





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